Exhibit 21.1

List of Subsidiaries

Cascade Microtech Germany, GmbH

Cascade Microtech Japan, K.K.

Cascade Microtech Singapore PTE, Ltd.

Cascade Microtech Taiwan Co., Ltd.

Cascade International Trading (Shanghai) Co., Ltd.